S. W. Hatfield, CPA certified public accountants Use our past to assist your future.

January 24, 2006

Board of Directors

Signet International Holdings, Inc. 205 Worth Avenue, Suite 316 Palm Beach FL 33480

RE: Auditor’s Report dated September 1, 2005 Gentlemen:

The Independent Registered Certified Public Accounting Firm of S. W. Hatfield, CPA was engaged to audit the financial statements of Signet Entertainment Corporation in anticipation of a reverse acquisition transaction with Signet International Holdings, Inc.

Our auditor’s report dated September 1, 2005 was filed as a component of a Form 8-K of Signet International Holdings, Inc. (Company) on or about September 14, 2005 reporting the September 8, 2005 reverse merger transaction between the Company and Signet Entertainment Corporation.

In preparing to review the financial statements of the Company for the quarter ended September 30, 2005, we became aware of various issuances of common stock which were not recorded in the books and records of Signet Entertainment Corporation and for which our firm was not provided with any documentation related to these transactions pursuant to our blanket request for evidential matter at the time of our audit.

We have only recently received the requested documentation related to these unrecorded transactions for our evaluation and have concluded that the unrecorded events are material to the financial statements of Signet Entertainment Corporation and to the Company as Signet Entertainment Corporation is the accounting acquiror for financial statement purposes in conjunction with the September 8, 2005 reverse merger transaction.

Accordingly, the financial statements of Signet Entertainment Corporation as of June 30, 2005, December 31, 2004 and 2003 and for the for the six months ended June 30, 2005, for the year ended December 31, 2004, for the period from October 17, 2003 (date of inception) through December 31, 2003 and for the period from October 17, 2003 (date of inception) through June 30, 2005, respectively, do not present fairly, in all material respects, the financial position of Signet Entertainment Corporation as of June 30, 2005, December 2004 and 2003 and the results of its operations and its cash flows for the six months ended June 30, 2005, for the year ended December 31, 2004, for the period from October 17, 2003 (date of inception) through December 31, 2003 and for the period from October 17, 2003 (date of inception) through June 30, 2005, respectively, in conformity with generally accepted accounting principles generally accepted in the United States of America.

We hereby withdraw our opinion dated September 1, 2005 and no reliance should be placed on this opinion. Sincerely,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA

214.342.9635 800.244.0639

f: 214-342-9601 swhcpa@aol.com

P. O. Box 820395

Dallas, Texas 75382-0395

9002 Green Oaks Circle

2nd Floor

Dallas, Texas 75243-7212